EXHIBIT 15.2

May 1, 2026

The Board of Directors and Shareholder of
PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232

We are aware that our report dated May 1, 2026, on our review of the interim financial information of PacifiCorp appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, is incorporated by reference in Registration Statement No. 333-281019 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon